EXHIBIT 99.1
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#201205                             For:  Naturade (OTC BB: NRDC)

                                    Contact:    Mark Grody/Mark Grody Associates
                                                        (760) 674-8012
                                                John Hazlin/Naturade, Inc.
                                                        (714) 573-4800, ext. 221

                   Naturade Significantly Strengthens Balance
              Sheet, Receives $2.5 Million in Capital from Westgate
                             Equity Partners, L.P.,
     Reduces Interest from Conversion of Health Holdings & Botanicals Debt,
             Extends Loan Agreement with Wells Fargo Business Credit


IRVINE, CA - 3 January 02 - Naturade, Inc. (OTC BB: NRDC), a leading marketer of soy protein products under the Naturade Total Soy(TM) brand name, today received

$2.5 million of capital from Westgate Equity Partners, L.P. (Westgate) of St.

Louis, in a transaction that provides working capital to build the Naturade

Total Soy brand and support continued strong revenue growth.

         In simultaneous transactions, Health Holdings & Botanicals, LLC (HHB)

agreed to convert its $5.3 million of Naturade debt to common stock. In addition, Wells Fargo Business Credit (Wells) agreed to extend the existing

Credit and Security Agreement through December 31, 2003. The recapitalization resulting from these transactions will significantly improve Naturade's balance sheet and financial ratios.

         Naturade CEO Bill Stewart says, "The financial strength of our new partnership with Westgate will allow us to intensify our focus on brand-building as the #1 brand of soy protein meal replacements in the mass market and to maintain our reputation as innovators of natural products that offer real consumer health benefits. Westgate recognizes our potential, which is supported by the FDA approved heart health claim for soy protein, and understands the value of our distribution base in 28,000 mass market outlets. We also are excited by their interest in creating additional strategic alliances for

Naturade."

         In consideration of its investment, Westgate received shares of redeemable preferred stock convertible into 13,540,723 shares of common stock

(subject to adjustment to protect against dilution) and a three-year warrant

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#201205 - Naturade Significantly Strengthens Balance Sheet - Page 2



to purchase, for $3.5 million, additional shares of redeemable preferred stock convertible into 33,641,548 shares of common stock that would raise Westgate's ownership to 51%. In consideration of its conversion of Naturade's debt and cancellation of its preferred shares, HHB received 35,989,855 shares of common stock. Currently, there are 43,813,494 shares of common stock outstanding.

         Naturade has agreed to elect two Westgate representatives to its board of directors. Form 8-K filed with the Securities and Exchange Commission provides a description of the rights of the preferred shares sold to Westgate and the terms of the transactions with Westgate, HHB and Wells.

         Westgate is a $120 million, consumer-oriented committed equity fund whose principals offer particular expertise in natural, soy protein-based products. Its investors include the nation's largest independent pension system,

numerous financial institutions and high net worth executives. William P.

Stiritz, Westgate's chairman and organizer, is the former chief executive officer of Ralston Purina Company, which, until 1997, was the parent company of

Protein Technologies International, Inc. (PTI).

         PTI, now a division of DuPont, is the world's leading supplier of soy protein isolate raw material and a strategic partner with Naturade, supplying raw material, cooperative marketing support and research and development assistance. Jay Brown, who is responsible for operational oversight of

Westgate's portfolio companies, will play a key role in supporting Naturade expansion efforts. Brown worked closely with Stiritz at Ralston Purina where he served as CEO of Van Camp Seafood Company, Continental Baking Company and PTI.

         Brown, says, "We believe strongly in the long-term growth potential for soy protein products and see Naturade as a solid base from which to build brands that merit high consumer purchase interest and strong retailer support. We have high confidence in the consumer packaged goods experience of the Naturade management team and in the scientific studies that support the Company's key product claims."

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#201205 - Naturade Significantly Strengthens Balance Sheet - Page 3


         The Wells agreement is an amendment to an existing business relationship begun in January 2000 through which Naturade maintains a secured line of credit that contains certain financial and other covenants, as well as restrictions on the payment of dividends and other distributions. It includes a security interest in the equipment, inventory, receivables and other assets of

Naturade.

         Headquartered in Irvine, Calif., Naturade - since 1926 - has been committed to marketing innovative natural products that nourish the health and well-being of consumers. Well-known for its 50 years of leadership in soy protein, Naturade is the number one brand name sold in food, drug and mass merchandise stores. Its premier product, Naturade Total Soy, is a complete line of ready-to-drink, bars and shake mix meal replacement products sold at more than 33,000 supermarkets and drug, health food and mass merchandise stores. The

Company's other products include, Ribo-tein(TM), Naturade Organic Soy(TM),

Naturade NRG(TM), Naturade Veg(TM), Naturade 100% Soy(TM) and Aloe Vera 80(R)

beauty care products. For more information, visit the Naturade website at

www.naturade.com or call toll-free (877) 4 Soy News.

NOTE: THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR CERTAIN FORWARD-LOOKING STATEMENTS. THE STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND BELIEFS CONCERNING FUTURE DEVELOPMENTS AND THEIR POTENTIAL EFFECTS ON THE COMPANY. THERE CAN BE NO ASSURANCE THAT FUTURE DEVELOPMENTS AFFECTING THE COMPANY WILL BE THOSE ANTICIPATED BY THE COMPANY. ACTUAL RESULTS MAY DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES (SOME OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY) AND ARE SUBJECT TO CHANGE BASED UPON VARIOUS FACTORS. THESE FACTORS INCLUDE THE IMPACT OF FEDERAL REGULATIONS GOVERNING THE SALE OF THE COMPANY'S PRODUCTS, LESS THAN EXPECTED CONSUMER DEMAND FOR THE COMPANY'S PRODUCTS, PRICING PRESSURES AND OTHER COMPETITIVE FACTORS. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FOR A MORE DETAILED DISCUSSION OF SOME OF THE ONGOING RISKS AND UNCERTAINTIES OF THE COMPANY'S BUSINESS, SEE THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.
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